Exhibit 10.19

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT, dated as of

September 8, 2021 (this “Agreement”), is made by and between Finch Therapeutics Group, Inc., a Delaware corporation (“FTG”, together with all subsidiaries and affiliates hereinafter referred to as the “Company”), and Marc Blaustein (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its Chief Operating Officer;

WHEREAS, the Executive desires to be employed by the Company as Chief Operating Officer and to perform his duties to the Company on the terms and conditions hereinafter set forth; and

WHEREAS, the Company and the Executive wish to enter into this Agreement to set forth the terms and conditions of the Executive’s employment with the Company effective as of [the date hereof] (the “Effective Date”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and the Executive agree as follows:

1. Employment.

1.1 Term of Employment. The Company agrees to employ Executive on an at-will basis, and Executive agrees to accept such employment and serve the Company, in accordance with the terms and conditions set forth herein. The Executive’s term of employment under this Agreement (the “Term”) shall be for the period commencing on the date of this Agreement (the “Start Date”) and ending when the Executive’s employment is terminated pursuant to Section 6 hereof.

1.2 Position, Duties, and Responsibilities. During the Term, Executive shall be employed and serve as Chief Operating Officer of the Company (together with such other position or positions consistent with Executive’s title as the Company shall specify from time to time) and shall have such duties and responsibilities commensurate therewith, and such other duties as may be assigned and/or prescribed from time to time by the Chief Executive Officer (the “CEO”) and/or the Board of Directors of FTG (the “Board”). Executive shall report to the CEO.

1.3 Performance. Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other paid work during the Term that (a) conflicts with the interests of the Company, (b) interferes with the proper and efficient performance of Executive’s duties for the Company, or (c) interferes with Executive’s exercise of judgment in the Company’s best interests. Executive may not serve on any for-profit board of directors or board of any educational, social, religious or civic organizations without the prior written approval of the Board. Executive affirms that he has no contractual commitments or other legal obligations that would prohibit him from fully performing his duties for the Company.

2. Compensation. As full compensation for all services to be rendered by the Executive to the Company in all capacities, the Executive shall receive the following compensation and benefits:

2.1 Salary. The Executive shall be entitled to receive an annual base salary of $400,000 USD (the “Base Salary”). The Base Salary, which will be reviewed annually, will be paid periodically in accordance with the Company’s normal payroll practices and be subject to applicable withholdings.

2.2 Bonus. Executive will be eligible to receive an annual bonus of forty percent (40%) of Executive’s Base Salary, less applicable withholdings (the “Target Bonus”). The amount of any bonus shall be determined by the Board or the Compensation Committee of the Board in their sole discretion. Except as provided in Section 7, Executive must be employed by Company at the time of any such bonus payment in order to be eligible for any such payment. Except as set forth in Section 7.3 below, the Target Bonus is not earned until paid and no pro-rated amount will be paid if Executive’s employment terminates for any reason prior to the payment date.

2.3 Equity. Subject to approval by the Board, Executive shall be granted an option to purchase 150,000 shares of the Company’s common stock (the “Option”), with an exercise price equal to the fair market value of a share of common stock as determined by the closing price of a share of the Company’s common stock as reported on the Nasdaq Global Select Market at the close of business on the date of grant, pursuant to the terms of the Company’s 2021 Equity Incentive Plan (the “Plan”) and individual stock option grant notice and agreements as applicable. The Option will be subject to the terms and conditions of the Plan and the Executive’s grant agreement and will vest 25% on the one-year anniversary of the date of grant, and thereafter over the ensuing 3 years in a series of thirty-six (36) successive equal monthly installments, subject to Executive’s continuous service as of each such date. The Option shall be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended to the maximum extent permissible.

2.4 Benefits. Executive is entitled, during the Term, to participate in all employee benefits plans customarily granted to other executives of the Company, including medical, dental and disability insurance, life insurance and a 401(k) plan, subject to plan terms and applicable Company policies. Further, Executive shall be entitled to paid vacation in accordance with then-applicable Company policy for full- time, exempt employees, or any subsequent policy approved by the Board. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

2.5 Indemnification. The Company agrees to indemnify Executive to the maximum extent allowable under the terms and conditions of its certificate of incorporation, bylaws, under applicable law, and under the indemnification agreement signed herewith. Further, Executive will be covered by the Company’s directors’ and officers’ liability insurance coverage as in effect from time to time and that certain Indemnification Agreement by and between the Company and the Executive dated the date hereof.

3. Restrictive Covenants.

3.1 Acknowledgement. Executive understands that the nature of Executive’s position gives him access to and knowledge of confidential, proprietary and/or trade secret, and customer information and places him in a position of trust and confidence with the Company. Executive understands and acknowledges that the intellectual services he provides to the Company are unique, special, or extraordinary. Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity. Executive represents and warrants that he is not in breach of any agreement requiring him to preserve the confidentiality of any information, client lists, trade secrets or other confidential information or any agreement not to compete or interfere with any prior employer, and that neither the execution of this Agreement nor the performance by Executive of his obligations hereunder will conflict with, result in a breach of, or constitute a default under, any agreement to which he is a party or to which he may be subject. Executive further represents that he has not taken and will not take any confidential or proprietary information from any prior employer or other person and will not use or disclose any such information in performing his obligations hereunder but instead will rely on his generalized knowledge and skill in performing his services hereunder.

3.2 Non-Competition. Because of the Company’s legitimate business interest as described herein, and the good and valuable consideration offered to Executive in this Agreement (including the mutually agreed-to consideration in accordance with Sections 7.2, 7.3 and 7.4), during the period of Executive’s employment with Company and for a period of twelve (12) months from termination of Executive’s employment for any reason (other than as set forth in Section 6.4) (the “Non-Compete Period”), without the prior written consent of the Company, Executive shall not, in any capacity (whether as an employee, director, officer, partner, interest holder, investor, consultant, advisor or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company), directly or indirectly engage in any activity on behalf of any other individual or enterprise (other than the Company) that is pursuing, or is planning to pursue, activities related to microbiome therapies and diagnostics (“Competitive Activity”) anywhere in the United States, Canada, Europe or any other country in which the Company is either doing business or actively planning to do business as of the date of Executive’s termination of employment or two years prior. For the avoidance of doubt, engagement in any respect with Seres Therapeutics, Rebiotix, Symbiotic Health, Assembly Biosciences, Monarch Laboratories, Vedanta, ViThera, Second Genome, Synthetic Biologics, Intrexon/Actogenix, Evelo Thereapeutics, Enterome, Axial Biotherapeutics, Kallyope and/or Kaleido (so long as any of those companies pursue activities related to microbiome therapies), constitutes Competitive Activity. The Company may waive the provisions of this Section 3.2 by providing written notice to Executive upon termination of Executive’s employment.

3.3 Non-Solicitation of Employees. During the Non-Compete Period, Executive will not, and will not attempt to, directly or indirectly hire, interview, solicit, recruit, induce, procure, encourage, work with, retain or engage for employment, consulting services or otherwise any present or former employee of the Company unless such person shall have voluntarily ceased to be employed by the Company or any subsidiary or affiliate for a period of at least six (6) months.

3.4 Non-Disparagement. Subject to Section 5, below, Executive agrees that he shall not at any time, during or after his employment with Company, directly or indirectly, (a) make any public comments about (including, without limitation, by way of news interviews or the expression of personal views, opinions or judgments to the media or any other entity or person outside the Company) the Company (other than factual information or other publicly available information about the Company) without prior consultation with the Board, or any disparaging comments about any constituent entity of the Company or any of their respective officers, directors, members, partners, investors, consultants, advisors or other employees (collectively, the “Company Group”) or (b) disparage, criticize, ridicule or make any negative comments about the Company Group (or any constituent thereof) to any person or entity within the Company Group or any other individual or entity with whom the Company Group has or may have a business or personal relationship, including any current, former or prospective vendor, vendee, investor or employee. This Section 3.4 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to the Board.

3.5 Injunctive Relief. Executive recognizes that irreparable injury will result to the Company in the event of any breach of any of the terms or provisions of this Section 3. Therefore, Executive agrees that in the event of such a breach, FTG and other members of the Company Group will be entitled to seek, in addition to other remedies and damages available, an injunction to restrain any such breach and all persons acting for and/or in concert with Executive. The restricted periods described in Section 3 will not expire, and will be tolled, during any period in which Executive is in violation of Section 3.2 and/or Section 3.3, as applicable, and the restriction will automatically be extended by the time period that Executive is in violation of such restriction.

4. Confidential & Proprietary Information.

4.1 Confidentiality. Executive understands that all confidential and/or proprietary information concerning the Company, whether written or oral, which is or has been communicated to him by any person working for or on behalf of the Company or an entity affiliated with the Company, and all confidential and/or proprietary information that he generates as a result of services performed for the Company, including but not limited to trade secrets, regulatory strategy, intellectual property strategy, research and clinical strategies, technologies, procedures, models, testing systems, research, assays, compounds, molecules, organisms, gene sequences, cell lines, complement inhibitors and other re-agents (including the composition thereof), formulas, methods, processes, test and experimental data and results, specifications, invention disclosures, patent claims, laboratory notebooks, schematics and drawings (collectively referred to as “Confidential Information”), is proprietary and confidential to the Company. Subject to Section 5, Executive agrees that he shall not at any time (whether during or after the term of his employment with Company or until such time as such Confidential Information has become public knowledge), without the prior written consent of the Company, directly or indirectly, use or disclose any Confidential Information except as is necessary to fulfill his obligations hereunder or as is required to be disclosed by law, court order, or similar compulsion (provided that he shall promptly give the Company written notice of a court order or similar compulsion that would require the disclosure of Confidential Information in order to permit the Company to seek an appropriate protective order). Executive’s obligations with respect to Confidential Information will cease when the Confidential Information: (i) becomes part of the public domain through no wrongful act of Executive, or (ii) is approved for release by prior written authorization of the Company. Executive agrees to destroy or return (at Company’s request) any and all Confidential Information to the Company upon any termination of this Agreement.

4.2 Intellectual Property; Works Made for Hire. The Company shall own all right, title and interest (including without limitation patent rights and copyrights) to all tangible and intangible property, products, developments, discoveries and inventions (“Inventions”) conceived, created or produced directly or indirectly by or through Executive during the term of Executive’s employment with the Company, which relate to the actual or anticipated business, research and development of the Company, including, but not limited to, all documents, reports, and electronic or written materials, and all computer software and biological materials, and all related patent, know-how and other intellectual property rights, including, without limitation, all technical information, records, data, reports, tests or trial results and other results, and tangible manifestations and embodiments of work (“Work”), and Executive shall provide the Company with the originals and/or all copies of any such Inventions upon request of the Company. Executive hereby assigns to the Company all right, title and interest in any Invention or discovery, whether in finished or incomplete form, made during the term of his employment with the Company, and in any patent application, related documents and any patent relating to such invention or discovery. To the extent that any copyrighted work produced by the Executive hereunder is not deemed a “work made for hire” for purposes of the copyright laws of the United States, Executive hereby assigns to Company all right, title and interest in the copyright of such work, including without limitation the right to reproduce, distribute, sublicense, perform and display the work and to create and use derivative works therefrom in any medium throughout the world. The term “derivative works” as used in this Agreement has the same meaning as used in the Copyright Act of the United States. Executive shall complete and execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its or any of its affiliates’ right, title and interest in or to any of the foregoing. Executive shall retain no rights in or to any work product produced hereunder.

5. Disclosure Exceptions. Nothing in this Agreement shall prohibit or restrict Executive from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to Executive individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require Executive to obtain prior authorization from the Company before engaging in any conduct described in this Paragraph, or to notify the Company that he has engaged in any such conduct.

6. Termination of Employment. Executive is an employee-at-will, such that the Term and Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) calendar days advance written notice of any termination of Executive’s employment; provided, however, that the Company may cease accepting services from the Executive or otherwise disallow the Executive’s access to Company facilities, computer systems, or personnel during the thirty days’ notice period. Upon termination of Executive’s employment during the Term, Executive shall be entitled to the compensation and benefits further described in Section 7 below and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates. Should the Company elect to forego the aforementioned notice provision, it shall remit to Executive payment in lieu of notice equal to the salary he would have received during the notice period.

6.1 Termination upon Death. The Term shall terminate as of the date of Executive’s death.

6.2 Termination upon Disability. If Executive suffers from a Disability during the Term, the Company may terminate the Term by written notice to Executive, in which event the Term shall terminate ten (10) days after the date upon which the Company has given written notice to Executive of its determination to terminate the Executive’s employment under this Agreement.

6.3 Termination by the Company for Cause. The Company may immediately terminate Executive for Cause (as defined in Section 8.2 below).

6.4 Termination by the Company without Cause. The Company may terminate the Term at any time, without Cause.

6.5 Termination by Executive without Good Reason. Executive may terminate the Term at any time, without Good Reason (as defined in Section 8.3 hereof).

6.6 Termination by Executive for Good Reason. Executive may terminate the Term for Good Reason (such termination to comply with the notice, cure and termination provisions of the definition of Good Reason in Section 8.3 hereof) upon thirty (30) days’ written notice from Executive to the Company and the Board.

7. Severance Payments.

7.1 Accrued Obligations. Upon Executive’s employment termination, for any reason, the Company shall pay to Executive in a lump sum, within ten (10) business days following the termination date of his employment (or such earlier date as is required under applicable law), (i) all unpaid salary accrued prior to the termination date of his employment, (ii) accrued but unused vacation through the termination date of his employment if available in accordance with then-applicable Company policy for full-time, exempt employees, and (iii) any unreimbursed business expenses for which Executive is entitled to be reimbursed by the Company pursuant to the Company’s then-existing reimbursement policy.

7.2 Termination by the Company without Cause or by Executive for Good Reason Not in Connection with a Change in Control. If the Company terminates Executive’s employment with the Company for a reason other than Cause, death or Disability, or Executive terminates Executive’s employment with the Company for Good Reason at any time other than within the 12-month period following a Change in Control (as defined in the Plan), the Company shall:

(a) Cash Payment. Pay to Executive an aggregate amount (paid in nine (9) monthly installments in accordance with the Company’s regular payroll practices), following the effective date of a Release (as defined in Section 8.1 below) and commencing on the payroll date that next follows the 65th day after the termination date, equal to the sum of nine (9) times his monthly base salary (at the monthly base salary rate in effect for Executive immediately prior to the termination of his employment). On the 65th day following Executive’s termination date, the Company will pay Executive in a lump sum the Severance that Executive would have received on or prior to such date under the standard payroll schedule but for the delay while waiting for the 65th day in compliance with Code Section 409A, with the balance of the Severance being paid as originally scheduled; and

(b) Benefits. Provide Executive and his dependents with the same life, accident, health and dental insurance benefits, if any, that Executive was receiving immediately prior to the termination of employment until the earlier of: (i) the date which is twelve (12) months following the date of Executive’s termination; or (ii) the date Executive commences subsequent employment (such period, the “Pre-Change

Continuation Period”); provided, that if the Executive’s continued participation is not possible under the terms of any one or more of those insurance plans or results in adverse taxes to the Company or Executive, and if Executive was participating in the Company’s group health plan immediately prior to the date of termination and timely elects COBRA health continuation, then the Company shall pay to Executive a monthly payment in a gross amount equal to the COBRA premium for the earlier of twelve (12) months following Executive’s termination or (B) until Executive becomes eligible for coverage under another employer’s group coverage (“Benefits Continuation Period”), and Executive agrees to notify the Company promptly and in writing should that eligibility occur. Subject to Executive’s timely presentment of receipts, the reimbursements will commence within sixty-five (65) days following Executive’s termination and will be made on a monthly basis for the duration of the Benefits Continuation Period. If such payments would violate any applicable law, then the Company shall instead pay Executive taxable monthly payments of equal value on the same schedule, which amounts may be used for such purpose as Executive may determine; and

(c) Bonus. Pay to Executive any unpaid Target Bonus that is earned and payable and approved by the Board, payable when bonuses are paid to similarly situated executives and no later than March 15 of the year following the performance year.

7.3 Termination by the Company without Cause or by Executive for Good Reason in Connection with a Change in Control. If the Company terminates Executive’s employment with the Company for a reason other than Cause, death or Disability, or Executive terminates Executive’s employment with the Company for Good Reason during the 12-month period following a Change in Control, the Company shall, in lieu of the benefits set forth in Section 7.2 above:

(a) Cash Payment. Pay to the Executive an aggregate amount (paid in twelve (12) monthly installments in accordance with the Company’s regular payroll practices), following the effective date of a Release (as defined in Section 8.1 below) and commencing on the payroll date that next follows the 65th day after the termination date, equal to the sum of twelve (12) times his monthly base salary (at the monthly base salary rate in effect for Executive immediately prior to the termination of his employment). On the 65th day following Executive’s termination date, the Company will pay Executive in a lump sum the Severance that Executive would have received on or prior to such date under the standard payroll schedule but for the delay while waiting for the 65th day in compliance with Code Section 409A, with the balance of the Severance being paid as originally scheduled; and

(b) Benefits. Provide Executive and his dependents with the same life, accident, health and dental insurance benefits, if any, that Executive was receiving immediately prior to the termination of employment until the earlier of: (i) the date which is twelve (12) months following the date of Executive’s termination; or (ii) the date Executive commences subsequent employment (such period, the “Change in Control Pre-Change Continuation Period”); provided, that if Executive’s continued participation is not possible under the terms of any one or more of those insurance plans or results in adverse taxes to the Company or Executive, and if Executive was participating in the Company’s group health plan immediately prior to the date of termination and timely elects COBRA health continuation, then the Company shall pay to Executive a monthly payment in a gross amount equal to the COBRA premium for the earlier of twelve

(12) months following Executive’s termination or (B) until Executive becomes eligible for coverage under another employer’s group coverage (“Change in Control Benefits Continuation Period”), and Executive agrees to notify the Company promptly and in writing should that eligibility occur. Subject to Executive’s timely presentment of receipts, the reimbursements will commence within sixty-five (65) days following Executive’s termination and will be made on a monthly basis for the duration of the Change in Control Benefits Continuation Period. If such payments would violate any applicable law, then the Company shall instead pay Executive taxable monthly payments of equal value on the same schedule, which amounts may be used for such purpose as Executive may determine; and

(c) Bonus. Pay to Executive any unpaid Target Bonus that is earned and payable and approved by the Board, payable when bonuses are paid to similarly situated executives and no later than March 15 of the year following the performance year.

(d) Bonus Severance. Pay to Executive an amount equal to Executive’s pro rata Target Bonus for the calendar year in which Executive’s termination occurs, payable subject to standard federal and state payroll withholding requirements on the Company’s first regularly scheduled payroll date following the effective date of a Release that next follows the 65th day after the termination date; and

(e) Equity Awards. Any equity awards with respect to Company stock then held by Executive which vest based on continued service shall become fully vested and exercisable as of the date of such termination. Any equity awards that vest based upon the achievement of performance goals shall be subject to the terms of such awards.

7.4 Termination for Cause. In the event Executive’s employment with the Company is terminated by the Company for Cause, or Executive terminates his employment with the Company for any reason other than Good Reason (including his death or Disability), Executive shall not be entitled to the severance benefits or other considerations described herein by virtue of this Agreement; provided that, if the Company does not waive the provisions of Section 3.2 in connection with such termination, the Company will pay Executive an amount equal to the sum of six (6) times his monthly base salary (at the monthly base salary rate in effect for Executive immediately prior to the termination of his employment), except to the extent such termination arises from Executive’s breach of his fiduciary duty or theft of Company property (whether physical or electronic). Such amount shall be paid in monthly installments in accordance with the Company’s regular payroll practices following the effective date of the termination.

8. General.

8.1 Release. Notwithstanding any other provision of this Agreement to the contrary, benefits, including, but not limited to severance payments under Section 7 hereof, shall be payable under this paragraph only if Executive enters into a final and binding agreement in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company, substantially in the form attached hereto as Exhibit A (the “Release”), which has not been revoked within sixty-five (65) days of his termination of employment whereby Executive releases the Company and its subsidiaries (and those affiliated with the Company and its subsidiaries) from all claims that Executive may otherwise have against them, to the extent that the basis for such claims arose on or before the date the Release is signed by Executive; except that such Release shall not adversely affect Executive’s rights to enforce the terms of this Agreement, and shall not adversely affect Executive’s right to vested benefits, right to indemnification or right to reimbursement of expenses by the Company to which Executive would otherwise be entitled to under, without limitation, any charter document or Company insurance policy, by reason of services he rendered for the Company or any of its subsidiaries as an officer and/or an employee thereof.

8.2 Definition of Cause. For purposes of this Agreement, “Cause” shall mean: (i) the conviction of Executive by a court of competent jurisdiction of, or the pleading of guilty or nolo contendere to, any felony or any crime involving moral turpitude; (ii) gross negligence, breach of fiduciary duty, or breach of any confidentiality, non-competition or developments agreement by Executive in favor of the

Company that (A) cannot be cured or (B) has not been cured or corrected by Executive within thirty (30) days prior written notice of such breach or failure; (iii) Executive shall have willfully and continually failed to substantially perform Executive’s duties with the Company after a written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties pursuant to the disciplinary procedures of the Company, and such failure of substantial performance shall have continued for a period of thirty (30) days after such written demand; (iv) Executive has been chronically absent from work (excluding vacations, illnesses or leaves of absences); (v) the commission by Executive of an act of fraud, embezzlement or misappropriation against the Company; (vi) Executive shall have refused, after explicit notice, to obey any lawful resolution or direction by the Board which is consistent with his duties as an officer of the Company or FTG, as applicable; or (vii) a material breach or failure to follow any written policy or rule adopted by the Company or any of its subsidiaries that (A) cannot be cured or (B) has not been cured or corrected by Executive within thirty (30) days prior written notice of such breach or failure.

8.3 Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean one or more of the following events, as the case may be: (i) a material diminution in Executive’s authority, duties or responsibilities; (ii) a material diminution in Executive's base salary (other than a reduction of not more than 10% that is applicable to similarly situated executives of the Company); (iii) a material change in the geographic location of Executive’s place of business (provided, however, that travel for business purposes consistent with past practices shall not be considered a change in the place of business for the purpose of this clause; and provided, further, that a relocation of less than 50 miles from Executive’s then present location will not be considered a material change in geographic location); (iv) a material breach by the Company of this Agreement or any agreement under which Executive provides services to the Company; and/or; provided, that the occurrence of any of the events listed in clauses (i) though (iv) shall not constitute Good Reason (x) unless Executive shall have given written notice of the event to the Company within thirty (30) days after it first existed and the Company shall have failed to remedy the condition within thirty (30) days after the written notice, in which case Executive’s employment shall terminate thirty-one (31) days after written notice of the event to the Company, or (y) if the event follows an event or action by Executive that would constitute Cause (as defined herein) for termination.

8.4 Definition of Disability. For purposes of this Agreement, “Disability” means an independent medical doctor (selected by the Company’s health or disability insurer) has certified that Executive has, for six (6) months consecutive or nonconsecutive in any 12-month period been disabled in a manner that materially interferes with his ability to perform his responsibilities as an employee of Company. Any refusal by Executive to submit to a medical examination for the purpose of certifying disability shall be deemed to constitute conclusive evidence of the Executive’s disability. Notwithstanding the foregoing, nothing herein shall abrogate Employee’s rights under state or federal law.

8.5 Certain Tax Matters.

(a) This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. For purposes of section 409A of the

Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is deferred compensation subject to section 409A of the Code and subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and

(iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) Notwithstanding any provision in this Agreement to the contrary, if at the time of Executive’s separation from service with the Company, the Company (or a company that is aggregated with the Company for this purpose under section 409A of the Code) has securities which are publicly-traded on an established securities market and Executive is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under section 409A of the Code, then Company will postpone the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid or provided to Executive) that are not otherwise exempt from section 409A of the Code, until the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with Company. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with Company. If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.

(c) The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.6 Excise Tax Adjustment.

(a) If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, foreign and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of this Section 8.6 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) The Company shall appoint a nationally-recognized accounting, consulting or law firm to make the determinations required by this Section 8.6. The Company shall bear all expenses with respect to the determinations by such firm required to be made hereunder.

(d) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 8.6.(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees (after any appeals related to the IRS’s determination have been exhausted) to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 8.6.(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 8.6.(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

8.7 Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon the Company and inure to the benefit of the Company and any successor or assign (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) of the Company. The Company shall require any such successor to assume this Agreement expressly and to be bound by the provisions of this Agreement as if such successor or assign were the Company and for purposes of this Agreement, any such successor or assign of the Company shall be deemed to be the Company for all purposes.

8.8 Effect on Other Agreements. Nothing herein shall in any way limit Executive’s obligations under any other non-competition, confidentiality, option or similar agreement between Company or any of its affiliates and Executive currently in effect or which may be entered into in the future.

8.9 Withholding; No Gross-Up. All payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it must withhold pursuant to any applicable law or regulation. For the avoidance of doubt, the Company shall have no obligation under this Agreement to make any tax gross-up payments in respect of any tax imposed on Executive and all taxes, penalty or otherwise, imposed on Executive shall be Executive’s sole responsibility.

8.10 Advice of Counsel. EXECUTIVE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EXECUTIVE HAS THE RIGHT AND HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

8.11 Arbitration. Except for claims arising from a breach of Section 3.2, all claims or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration. Such agreement includes all claims, whether based on tort, contract, or statute, including, but not limited to, any claims of discrimination, harassment, or retaliation, whether based on Title VII of the Civil Rights Act of 1964, as amended, or any other local, state or Federal law (including, but not limited to, the Massachusetts Fair Employment Practices Law – Mass. Gen. Laws Chapter 151B) and other state and federal laws., claims for wages or compensation, claims based in equity, or otherwise. The claim or dispute will be arbitrated in accordance with the rules of the American Arbitration Association (“AAA”) under its existing Arbitration Rules. These rules may be found at https://www.adr.org/Rules. The Company shall pay the arbitration administrative costs and the arbitrator’s fees subject to applicable law and the AAA Rules. Each party in the arbitration shall bear his/its own attorneys’ fees and legal costs. The Parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. The Parties agree that the arbitration will be in Boston, Massachusetts. EXECUTIVE UNDERSTANDS AND AGREES THAT HE IS WAIVING HIS RIGHTS TO BRING SUCH CLAIMS OR DISPUTES TO COURT, INCLUDING THE RIGHT TO A JURY TRIAL. Notwithstanding the foregoing, this Agreement expressly does not prohibit either party from seeking, exclusively in a court of competent jurisdiction located within Massachusetts, an application for a provisional remedy or other equitable or injunctive relief to prevent actual or threatened irreparable harm, or from pursuing therein any claim that cannot by law be subject to mandatory arbitration. In the event of any procedural matter not covered by the aforesaid AAA rules, the procedural law of the Commonwealth of Massachusetts shall govern.

8.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles.

8.13 Entire Agreement. This Agreement, along with equity agreements referenced in Section

2.3 above or other agreements referenced in Section 2.5 above, constitutes the entire Agreement between Executive and the Company concerning the subject matter hereof and supersedes any prior negotiations, understandings, or agreements concerning the subject matter hereof, whether oral or written, and may be amended or rescinded only upon the written consent of Company and the Executive.

8.14 Modification & Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and an authorized representative of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

8.15 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement and this Agreement shall be construed and reformed to the fullest extent possible.

8.16 Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

8.17 Successors and Assigns. Executive may not assign any of his rights or obligations under this Agreement; the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

8.18 Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement. For the avoidance of doubt, the covenants in Section 3 and Section 4 of this Agreement shall survive any termination or expiration of this Agreement and termination of Executive’s employment for any reason.

8.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and both of which taken together shall constitute one and the same instrument. Facsimile or scanned and e-mailed signatures shall be deemed valid and binding for such purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above, to be effective as of the Effective Date.

FINCH THERAPEUTICS GROUP, INC.

By :	/s/ Mark Smith

Name: Mark Smith

Title: CEO

EXECUTIVE:

By :	/s/ Marc B. Blaustein

Name: Marc B. Blaustein

EXHIBIT A

Form of Release

I understand and agree completely to the separation payment terms set forth in the Amended and Restated Executive Employment Agreement (the “Employment Agreement”) dated , by and between Finch Therapeutics Group, Inc. (the “Company”) and me. I understand that I am not entitled to any separation payments if I do not sign this Release and return it to the Company on or before [DATE – to be inserted by the Company at the time of termination] pursuant to the terms set forth herein or if I revoke this Release as set forth in Section 3 below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

Section 1. General Release and Knowing Waiver of Employment-Related Claims. For and in consideration of the separation payments and any other benefits I am eligible to receive from the Company, I, on my own behalf and on behalf of my successors and assigns (collectively referred to as “Releasor”), hereby release and forever discharge the Company, its affiliates, and their respective stockholders, members, predecessors, successors, officers, directors, agents, representatives, employees, consultants and advisors (collectively referred to as “Releasee”), from any and all claims, counterclaims, demands, debts, actions, causes of action, suits, expenses, costs, attorneys’ fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever (collectively, “Claims”), whether known or unknown, which Releasor ever had, now has or hereafter can, shall or may have against Releasee, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the time to the day of the date of this Release, including, but not limited to, the following:

(a) all such Claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company, including but not limited to providing services to the Company, or the termination of that employment and provision of services;

(b) all such Claims and demands related to salary, bonuses, commissions, stock, stock options, units, profits interests or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, separation pay and/or any other form of compensation;

(c) any Claims arising under any federal, state or local law, statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, and the Consolidated Omnibus Budget Reconciliation Act of 1985, the anti- retaliation provisions of any federal or state statute, including state workers’ compensation statutes, and any other applicable state or local statutes, including the Massachusetts Fair Employment Practices Act (M.G.L.c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, all as amended, the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150), the Massachusetts Overtime regulations (M.G.L. c. 151 sections 1A and 1B), the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101) [additional state statutes to be inserted at the time of termination as applicable];

(d) any Claims for breach of contract, express or implied, including any claim for breach of any implied covenant of good faith and fair dealing; and

(e) any Claims of constructive discharge, discrimination, harassment, retaliation, fraud, defamation, intentional tort, emotional distress and negligence; and

Notwithstanding the foregoing, nothing herein releases any claim Releasor has or may have against Releasee regarding the performance or non-performance of obligations arising under the Employment Agreement, and nothing in this Release shall prevent me from enforcing my rights, if any (i) to my non-forfeitable accrued benefits (within the meaning of Sections 203 and 204 of ERISA) under any tax-qualified retirement plan maintained by the Company, (ii) to receive continuation coverage pursuant to COBRA, (iii) to indemnification conferred upon me as an officer of the Company pursuant to the Company’s governing documents, under any applicable insurance policies or in accordance with applicable law or (iv) that cannot be waived under applicable law. Further, nothing in this Release affects my rights to provide information to, participate in an investigation by or file an administrative charge or complaint with any Governmental Authorities (as defined below), including, but not limited to, the Equal Employment Opportunity Commission or similar administrative agency. However, I agree not to accept any monetary relief or recovery from any charge or complaint filed against any Releasee with any such administrative agency except where authorized by applicable law.

Also, Releasor does not release any Claims against Releasee that may arise after this Release has become effective.

Section 2. Representation by Counsel and Review Period. I have been advised to consult independent legal counsel before signing this Release, and I hereby represent that I have executed this Release after having the opportunity to consult independent counsel and after considering the terms of this Release for [if over 40][twenty- one (21) [applies if no reduction in force]/forty-five (45) [applies if there is a reduction in force]] days (although I may choose to voluntarily execute this Release earlier). I further represent and warrant that I have read this Release carefully, that I have discussed it or have had reasonable opportunity to discuss it with my counsel, that I fully understand its terms, and that I am signing it voluntarily and of my own free will.

Section 3. Right to Revoke Release. This Release shall not become effective until the eighth (8th) day following the date on which I have executed it, provided that I have not revoked it, and I may at any time prior to that effective date revoke this Release by delivering written notice of revocation to [Name and contact information to be inserted at the time of termination].

Section 4. Consideration for Release. I acknowledge that the consideration for this Release is consideration to which I would not otherwise be entitled and is in lieu of any rights or claims that I may have with respect to any other remuneration from the Company.

Section 5. Representation Concerning Filing of Legal Actions. I represent that, as of the date of this Release, I have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Releasees in any court or with any Governmental Authority.

Section 6. Continuing Obligations Concerning Confidential Information and Company Property. I acknowledge and agree that I remain subject to the restrictive covenants contained in Section 3 of the Employment Agreement and the covenants related to Confidentiality & Proprietary Information contained in Section 4 of the Employment Agreement, each of which survives the termination of my employment. I further acknowledge that I am obligated to return to the Company by [DATE], all Company documents, originals and copies, whether in hard or electronic form, and all Company property, including without limitation keys, computers, computer disks, pagers, phones and credit cards.

Section 7. Nondisparagement. Subject to the provisions of Section 8, I will not make any statements, whether verbally or in writing (including in electronic communications) that are professionally or personally disparaging of, or adverse to the interests of, the Company or its officers, directors, managers or employees. This includes, but is not limited to, any statements that disparage the products, services, finances, financial condition, capability or any other aspect of the business of the Company. I further agree not to engage in any conduct which is intended to harm, professionally or personally, the reputation of the Company or its officers, directors, managers or employees. For its part, the Company shall direct those of its executives that know of this Release not to make any statements, whether verbally or in writing (including in electronic communications) that are professionally or personally disparaging of you, or adverse to your interests.

Section 8. Disclosure Exceptions. Nothing in this Release shall prohibit the Releasor from lawfully

(A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to the Releasor individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Releasor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to the Releasor’s attorney in relation to a lawsuit for retaliation against the Releasor for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require the Releasor to obtain prior authorization from the Company before engaging in any conduct described in this Section 8, or to notify the Company that he has engaged in any such conduct.

Section 9. Tax Provision. All payments and benefits provided under the Employment Agreement are intended to be exempt from, or to comply with, the requirements of section 409A of the Code and this Release shall be interpreted and administered in accordance with these intentions. The severance benefits and rights to COBRA reimbursement under the Employment Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception of Treas. Reg. Section 1.409A-1(b)(4), to the maximum extent applicable, and then under the “separation pay” exception of Treas. Reg. Section 1.409A-1(b)(9)(iii), to the maximum extent applicable. All payments that are subject to Section 409A that are to be made upon a termination of the Releasee’s employment may only be made upon the Releasee’s “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), from the Company. For purposes of section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each such installment shall be treated as a separate payment. With respect to any payments that are subject to section 409A of the Code, in no event shall the Releasee, directly or indirectly, designate the calendar year of a payment. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of

Treas. Reg. Section 1.409A- 3(i)(1)(iv). Notwithstanding the foregoing, the Releasee acknowledges that he has been advised to seek the advice of a tax advisor with respect to the tax consequences of all payments pursuant to the Employment Agreement, including any adverse tax consequence under section 409A and applicable State tax law, and neither the Company nor any of its members, officers, employees, agents or affiliates shall be responsible for any such adverse tax consequences or guarantees any particular tax consequences to the Releasee with respect to payments and benefits under the Employment Agreement.

Section 10. Amendment of Release. This Release may not be amended or modified except by a writing signed on behalf of the Company and by me.

Section 11. Governing Law. This Release shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws thereunder.

Section 12. Neutral Interpretation. This Release shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship of the Release.

Section 13. Headings. The various headings in this Release are inserted for convenience only and are not part of the Release.

Section 14. No Admission of Liability. Releasee agrees that this Release, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, stockholders, agents, employees and assigns.

Dated: This day of , 20 .

WITNESSES: